SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [✓]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[✓]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Calpine Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[✓]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CALPINE CORPORATION

50 West San Fernando Street
San Jose, California 95113

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 28, 2003

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), will be held at Seascape Resort, located at One Seascape Resort Drive, Aptos, California 95003, at 10:00 a.m., Pacific Daylight Time, on May 28, 2003, for the purpose of considering and voting upon the following matters:

1.	To elect three Class I Directors to the Board of Directors, each for a term of three years;

2.	To act upon the following stockholder proposals if they are introduced by the proponent at the 2003 Annual Meeting of the Stockholders: (a) a proposal regarding the Company’s stockholder rights plan, and (b) a proposal regarding the classified status of the Company’s Board of Directors;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2003; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      Each of these matters are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on March 28, 2003 are entitled to notice of and to vote at the 2003 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 50 West San Fernando Street, San Jose, California 95113, for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

      The presence in person or representation by proxy of the holders of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Your proxy may be revoked at any time prior to the time it is voted.

      Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors

PETER CARTWRIGHT
Chairman of the Board, President
and Chief Executive Officer

April 18, 2003

San Jose, California

INFORMATION CONCERNING SOLICITATION AND VOTING
MATTERS TO BE CONSIDERED AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL TWO: STOCKHOLDER PROPOSAL REGARDING RATIFICATION OF STOCKHOLDER RIGHTS PLAN
PROPOSAL THREE: STOCKHOLDER PROPOSAL REGARDING THE ELIMINATION OF THE CLASSIFICATION OF THE BOARD OF DIRECTORS
PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OTHER EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
STOCK PERFORMANCE GRAPH
ANNUAL REPORT

CALPINE CORPORATION

50 West San Fernando Street
San Jose, California 95113

PROXY STATEMENT

FOR THE
2003 ANNUAL MEETING OF STOCKHOLDERS
OF
CALPINE CORPORATION
To be Held on May 28, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This Proxy Statement is being furnished to the stockholders of Calpine Corporation, a Delaware corporation (“Calpine” or the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2003 Annual Meeting of Stockholders of the Company, to be held at 10:00 a.m., Pacific Daylight Time, on May 28, 2003, at Seascape Resort, located at One Seascape Resort Drive, Aptos, California 95003, and at any and all adjournments or postponements thereof. At the 2003 Annual Meeting of Stockholders, the stockholders of the Company are being asked to consider and vote upon (i) the election of three Class I Directors, each for a term of three years on the Board of Directors, (ii) a stockholder proposal regarding the Company’s stockholder rights plan, (iii) a stockholder proposal regarding the classification of the Company’s Board of Directors and (iv) the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2003.

      This Proxy Statement and the enclosed form of proxy are being mailed to stockholders of the Company on or about April 18, 2003. The Company’s 2002 Annual Report to Stockholders, which includes audited financial statements, is being mailed to stockholders of the Company concurrently with this Proxy Statement. Additional copies of the 2002 Annual Report to Stockholders are available without charge upon request. The 2002 Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made. Requests for such copies or additional copies should be directed to the Senior Vice President — Investor Relations of the Company, 50 West San Fernando Street, San Jose, California 95113.

Record Date, Voting and Quorum

      The close of business on March 28, 2003 is the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2003 Annual Meeting of Stockholders. At the close of business on the Record Date, 381,168,410 shares of Common Stock were outstanding.

      Each stockholder will be entitled to one vote per share, in person or by proxy, for each share of Common Stock held in such stockholder’s name as of the Record Date on any matter submitted to a vote of stockholders at the 2003 Annual Meeting of Stockholders. Directors will be elected by a plurality of the votes cast for the election of directors. An affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting is required for approval of each of the items being submitted to the stockholders for a vote at the meeting. On each of the items being submitted to a vote of stockholders, (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal and (ii) proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”) will be treated as shares not present and therefore not entitled to vote.

      The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the 2003 Annual Meeting of Stockholders. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

Admission Requirements

      All stockholders are invited to attend the 2003 Annual Meeting of Stockholders. For admission to the 2003 Annual Meeting of Stockholders, stockholders of record must bring the retained section of their proxy card to the check-in desk, where their ownership will be verified. Those who have beneficial ownership of shares of Common Stock held by a bank, brokerage firm or other nominee must bring account statements or letters from their banks or brokers showing that they own shares of the Company’s Common Stock in order to be admitted to the 2003 Annual Meeting of Stockholders.

Proxies and Solicitation Costs

      Shares of Common Stock represented by properly executed proxies received in time for voting at the 2003 Annual Meeting of Stockholders will, unless such proxy subsequently is revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions as to how the shares represented thereby are to be voted, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them (i) FOR the election as Class I Directors of the nominees of the Board of Directors, (ii) AGAINST the proposal regarding the Company’s stockholder rights plan, (iii) AGAINST the proposal regarding the classification of the Company’s Board of Directors and (iv) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for the year ending December 31, 2003. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the 2003 Annual Meeting of Stockholders, but should any other matter requiring a vote of stockholders be properly brought before the 2003 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote all proxies in accordance with their best judgment on such matters.

      This solicitation is being made by the Company. The entire cost of soliciting proxies will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone or electronically by officers and other employees of the Company who will not receive additional compensation for such solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Common Stock, and such persons will be reimbursed for their expenses.

     Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices, 50 West San Fernando Street, San Jose, California 95113, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the 2003 Annual Meeting of Stockholders and voting in person. Attendance at the 2003 Annual Meeting of Stockholders will not, by itself, revoke a proxy.

Stockholder Proposals

      Any stockholder proposal intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company no later than December 20, 2003 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. The proposal must be mailed to the Secretary of the Company, 50 West San Fernando Street, San Jose, California 95113. Proposals may be included in the proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. In order for a stockholder to properly bring an item of business before the 2003 Annual Meeting of Stockholders that is not included in the proxy statement relating to that meeting, notice of the matter must be received by the Company not less than 90 days nor more than 120 days prior to the date of the meeting, except if less than 105 days’ advance notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs earlier.

MATTERS TO BE CONSIDERED AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL ONE: ELECTION OF DIRECTORS

General

      The Company’s Bylaws provide that the number of directors that shall constitute the Board of Directors shall not be less than one, with the actual number to be fixed from time to time by resolution of the Board of Directors. The authorized number of directors is currently set at eight. The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three-year term. Three seats have been designated as Class I Board seats, with the term of the directors occupying such seats expiring as of the 2003 Annual Meeting of Stockholders. Three seats have been designated as Class II Board seats and two seats have been designated as Class III Board seats. The directors elected to Class II Board seats will continue to hold office until the 2004 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until the earlier of their death, resignation or removal. The directors elected to Class III Board seats will continue to hold office until the 2005 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until the earlier of their death, resignation or removal.

      At the 2003 Annual Meeting of Stockholders, the Company intends to nominate Jeffrey E. Garten, George J. Stathakis and John O. Wilson for election as Class I Directors. Each of Messrs. Garten, Stathakis and Wilson currently serves as a Class I Director. Each would be elected to serve for a three-year term ending at the 2006 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the earlier of their death, resignation or removal.

      The proxy holders intend to vote all proxies received by them for each of the nominees for election as a Class I Director unless instructions to the contrary are marked on the proxy. In the event that a nominee is unable or declines to serve as a director at the time of the 2003 Annual Meeting of Stockholders and the Board of Directors designates a replacement nominee, the proxies will be voted for the replacement nominee. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

      Set forth in the table below is a list of the Company’s directors, together with certain biographical information.

Name	Age	Principal Occupation	Class

Peter Cartwright	73	Chairman of the Board, President and Chief Executive Officer of the Company	III
Ann B. Curtis	52	Executive Vice President, Vice Chairman of the Board and Corporate Secretary of the Company	II
Kenneth T. Derr*	66	Retired, Former Chairman and Chief Executive Officer of Chevron Corporation	II
Jeffrey E. Garten*	56	Dean of the Yale School of Management	I
Gerald Greenwald*	67	Managing Partner, Greenbriar Equity Group	II
Susan C. Schwab*	48	Dean of the School of Public Affairs at the University of Maryland	III
George J. Stathakis	72	International Investment Banker	I
John O. Wilson*	64	Retired, Former Executive Vice President and Chief Economist, Bank of America	I

*	Independent director as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

Nominees for Class I Directors with Terms Expiring in 2003

      Jeffrey E. Garten became a director of the Company in January 1997. Mr. Garten has served as Dean of the Yale School of Management and William S. Beinecke Professor in the Practice of International Trade and

Finance since November 1995. Mr. Garten served as Undersecretary of Commerce of International Trade from November 1993 to October 1995. He was a managing director of The Blackstone Group, an investment banking firm, from October 1990 to October 1992. Prior thereto, Mr. Garten founded and managed The Eliot Group, a small investment bank, from November 1987 to October 1990, and served as managing director of Lehman Brothers from January 1979 to November 1987. Mr. Garten serves as a director of CarMax, Inc. and Aetna Inc.

      George J. Stathakis became a director of the Company in September 1996 and has served as a Senior Advisor to the Company since December 1994. Mr. Stathakis has been providing financial, business and management advisory services to numerous corporations since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served 32 years with General Electric Corporation in various management and executive positions.

      John O. Wilson became a director of the Company in January 1997. Mr. Wilson served as a Senior Research Fellow at the Berkeley Roundtable on the International Economy and as Executive Vice President and Chief Economist of SDR Capital Management from January 1999 through December 2001. Mr. Wilson served as Executive Vice President and Chief Economist at Bank of America from August 1984 to January 1999. He joined Bank of America in June 1975 as Director of Economics-Policy Research. He served as a faculty member at the University of California at Berkeley from September 1979 to June 1991, at the University of Connecticut from September 1974 to June 1975, and at Yale University from January 1967 to September 1970. Mr. Wilson also served as Director of Regulatory Analysis of the U.S. Atomic Energy Commission from April 1972 to October 1972, as Director of Welfare Reform of the Department of Health, Education and Welfare from April 1971 to April 1972, and as Assistant Director of the U.S. Office of Economic Opportunity from August 1969 to April 1971. Mr. Wilson serves as a director of The Ryland Group, Inc.

Continuing Class II Directors with Terms Expiring in 2004

      Ann B. Curtis has served as Executive Vice President of the Company since August 1998, and before that had been Senior Vice President of the Company since September 1992, and has been employed by the Company since its inception in 1984. Ms. Curtis became a director of the Company in September 1996 and became Vice Chairman of the Board of Directors in March 2002. She is responsible for the Company’s administrative functions, including the functions of general counsel, human resources, public relations and investor relations. Ms. Curtis also has overall management responsibility for the Company’s Western, Central and Eastern Regional Offices, and serves as Corporate Secretary for the Company. From the Company’s inception in 1984 through 1992, she served as the Company’s Vice President for Management and Financial Services. Prior to joining the Company, Ms. Curtis was Manager of Administration for Gibbs & Hill, Inc., an architect/ engineering firm which specialized in power engineering projects.

      Kenneth T. Derr became a director of the Company in May 2001. Mr. Derr retired as the Chairman and Chief Executive Officer of Chevron Corporation in 1999, a position that he held since 1989, after a 39-year career with the company. Mr. Derr obtained a Master of Business Administration from Cornell University in 1960 and a Bachelor of Science Degree in Mechanical Engineering from Cornell University in 1959. Mr. Derr serves as a director of AT&T Corp., Citigroup, Inc. and Halliburton Co.

      Gerald Greenwald became a director of the Company in July 2001. Mr. Greenwald is a managing partner of the Greenbriar Equity Group, a private equity investor in the transportation industry, which he co-founded in 1999. Mr. Greenwald was the Chairman and Chief Executive Officer of UAL Corporation from 1994 until his retirement in 1999. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation, serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. and, from 1992 to 1993, he was

President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (a truck manufacturer in the Czech Republic) from 1993 to 1994. Mr. Greenwald is a trustee of the Aspen Institute and serves as a director of Aetna Inc.

Continuing Class III Directors with Terms Expiring in 2005

      Peter Cartwright founded the Company in 1984 and has since served as a director and as the Company’s President and Chief Executive Officer. Mr. Cartwright became Chairman of the Board of Directors of the Company in September 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of Gibbs & Hill, Inc.’s Western Regional Office. From 1960 to 1979, Mr. Cartwright worked for General Electric Corporation’s Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric’s technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952. Mr. Cartwright serves as a director of Catalytica Energy Systems, Inc.

      Susan C. Schwab became a director of the Company in January 1997. Dr. Schwab has served as Dean of the School of Public Affairs at the University of Maryland since August 1995. Dr. Schwab served as Director, Corporate Business Development at Motorola, Inc. from July 1993 to August 1995. She also served as Assistant Secretary of Commerce for the U.S. and Foreign Commercial Service from March 1989 to May 1993. Dr. Schwab serves as a director of Petroleum & Resources Corporation.

Board of Directors Meetings and Committees

      The Company’s Board of Directors held 24 meetings and acted by unanimous written consent once in 2002. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Governance Committee.

      The Audit Committee meets with the Company’s finance and accounting managers and its independent public accountants to review the adequacy of internal controls and the results and scope of the audit and other services provided by the independent auditors. The Audit Committee comprises John O. Wilson (Chair), Jeffrey E. Garten and Kenneth T. Derr. The Audit Committee held ten meetings in 2002. Further information concerning the Audit Committee is set forth below under the heading “Audit Committee Report.”

      The Compensation Committee administers salaries, incentives and other forms of compensation for executive officers of the Company, as well as certain incentive compensation and benefit plans of the Company. For a more detailed discussion of the Compensation Committee’s responsibilities, please refer to the Executive Compensation Report set forth below. The Compensation Committee comprises Jeffrey E. Garten (Chair), Susan C. Schwab and Gerald Greenwald. The Compensation Committee held six meetings in 2002.

      The Executive Committee is empowered to take actions on behalf of the Board of Directors, particularly in the event such actions are necessary on short notice. The Executive Committee comprises Peter Cartwright (Chair), George J. Stathakis and John O. Wilson. The Executive Committee acted by unanimous written consent twice in 2002.

      The Nominating and Governance Committee is responsible for making recommendations regarding the size of the Board of Directors and for recruiting and recommending candidates for election to the Board of Directors. The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company. A stockholder interested in making such a recommendation should submit a written recommendation identifying the candidate and explaining his or her qualifications. The recommendation should be mailed to the Secretary of the Company, 50 West San Fernando Street, San Jose, California

95113. The Nominating and Governance Committee comprises Susan C. Schwab (Chair), Kenneth T. Derr and Gerald Greenwald. The Nominating and Governance Committee held three meetings in 2002.

Director Compensation

      As of January 1, 2003, non-employee members of the Board of Directors are each paid an annual retainer fee of $42,000 and are reimbursed for all expenses incurred in attending meetings of the Board of Directors or any committee thereof. The chairs of the Compensation Committee and the Nominating and Governance Committee receive an additional annual fee of $8,000. The chair of the Audit Committee receives an additional annual fee of $10,000. Additionally, each non-employee Board member shall receive $1,000 for attendance of each of the regular quarterly Board meetings. Members of the Audit Committee will receive an additional $2,000 for attendance of each of the regular quarterly Audit Committee Meetings. Members of the Nominating and Governance Committee and of the Compensation Committee will receive $1,000 for attendance of each of the regular quarterly Compensation and Nominating and Governance Committee meetings. As of January 1, 2003, each non-employee Board member receives, on an annual basis, an option grant to purchase 3,500 shares of Common Stock under the Automatic Option Grant Program in effect under the Company’s 1996 Stock Incentive Plan. The shares subject to these option grants vest upon the optionee’s completion of one year of Board service measured from the grant date. Each option has an exercise price per share equal to the fair market value per share of Common Stock on the grant date and a term of ten years, subject to earlier termination upon the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased upon exercise of the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. However, option shares issuable upon exercise of options granted will immediately vest on an accelerated basis upon certain changes in control of the Company or upon the death or disability of the optionee while a Board member.

      Non-employee directors are also eligible to participate in the Director Fee Option Grant Program in effect under the 1996 Stock Incentive Plan, pursuant to which they may elect to apply all or a portion of their annual retainer fee towards the acquisition of special options. For each director, the number of shares of Common Stock subject to these options is determined by dividing (i) the portion of the annual retainer fee each director elects to apply toward the acquisition of options by (ii) 66 2/3% of the fair market value per share of Common Stock on the grant date. Each option has an exercise price per share equal to 33 1/3% of the fair market value per share of Common Stock on the grant date. The options granted under the Director Fee Option Grant Program in 2002 became fully exercisable on December 31, 2002. The options have a term of ten years, subject to earlier termination two years following cessation of Board service.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the election of the Class I Director nominees listed above.

PROPOSAL TWO: STOCKHOLDER PROPOSAL REGARDING

RATIFICATION OF STOCKHOLDER RIGHTS PLAN

Background

      The United Association S&P 500 Index Fund (the “UA Index Fund”) has informed the Company that it intends to submit the following proposal at the 2002 Annual Meeting of Stockholders. The UA Index Fund has informed the Company that, as of December 03, 2002, it beneficially owned 26,989 shares of Common Stock. The UA Index Fund’s proposal states the following:

RESOLVED, that the shareholders of Calpine Corporation (hereinafter “the Company”) request the Board of Directors to redeem the shareholder rights plan that was adopted in 1997 unless such plan is approved by a majority vote of shareholders to be held as soon as may be practicable.

Stockholder’s Statement of Support

      The UA Index Fund has submitted the following statement in support of the proposal:

In 1997 the Company’s Board of Directors adopted a shareholder rights plan, commonly known as a “poison pill”, without shareholder approval. This plan is an anti-takeover device that can adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders.

Poison pills, according to the book “Power and Accountability” by Neil Minow and Robert Monks: “amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

Thus it is no surprise that the Shareholder Bill of Rights adopted by the Council of Institutional Investors, whose members represent nearly $2 trillion in benefit fund assets, calls for poison pills to be approved by shareholders before they take effect.

At a minimum, the shareholders of our Company should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon. Therefore, your support for this proposal is respectfully sought.

Board Statement in Opposition

      The Board of Directors recommends a vote against the adoption of this stockholder proposal. The UA Index Fund submitted this same stockholder proposal for inclusion in last year’s Proxy Statement. Since last year’s Annual Meeting of Stockholders, the Board of Directors has carefully re-evaluated the stockholder rights plan (the “Rights Plan”). The Board of Directors has determined that it is currently in the best interests of the Company and its stockholders to maintain the Rights Plan. The Board of Directors will continue to re-evaluate periodically the Rights Plan.

      The Rights Plan, which was initially adopted in 1997 and amended and restated in 2001, is not intended to, and will not, block an offer to acquire the Company which is fair, adequate and in the best interest of the Company and its stockholders. The primary purpose of the Rights Plan is to help the Board of Directors to maximize stockholder value in the event of a takeover attempt by encouraging negotiations with the Board of Directors and by giving the Board of Directors the opportunity to explore better alternatives.

      In adopting the Rights Plan, and in amending it in 2001, the Board of Directors carefully considered the limited purposes of the Rights Plan. The Rights Plan protects stockholders against coercive tactics that unfairly pressure stockholders, such as partial or two-tier offers, which may pressure stockholders to sell their shares for less than full value or which do not treat all stockholders equally. Creeping tender offers, through acquisitions of shares in the open market or privately negotiated transactions, could allow an acquirer to obtain control without paying a premium or offering fair value to all stockholders. The Rights Plan is designed to allow the Board of Directors to protect stockholders from such tactics by encouraging a potential acquirer to negotiate in good faith with the Board of Directors, which can then negotiate a more favorable transaction that is fair to all stockholders.

      The benefits to stockholders of a rights plan have been validated by studies, including a study by Georgeson and Company, Inc., released in November 1997. The Georgeson study found that premiums paid to target companies with rights plans were on average 8% higher than premiums paid to purchase target companies without rights plans. The Georgeson study also found that the presence of a rights plan did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn, and the takeover rate was similar for companies with and without rights plans.

      The Board of Directors continues to believe that the Rights Plan is important for the protection of the Company’s stockholders.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “AGAINST” the proposal to require that the Board of Directors redeem the Rights Plan unless the Rights Plan is approved by a stockholder vote.

PROPOSAL THREE: STOCKHOLDER PROPOSAL REGARDING

THE ELIMINATION OF THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Background

      The International Brotherhood of Electrical Workers Pension Benefit Fund (the “IBEW Fund”) has informed the Company that it intends to submit the following proposal at the 2003 Annual Meeting of Stockholders. The IBEW Fund has informed the Company that, as of December 16, 2002, it beneficially owned 17,000 shares of Common Stock. The IBEW Fund’s proposal states the following:

RESOLVED, That the shareholders of the Calpine Corporation urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder’s Statement of Support

      The IBEW Fund has submitted the following statement in support of the proposal:

      The election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company’s shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the Board of Directors each year. Such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

      By eliminating the classified Board of Directors, shareholders can register their views annually on the performance of the Board of Directors and each individual director. This will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

      By introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. By aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.

      For the above reasons, we urge a vote FOR the resolution.

Board Statement in Opposition

      The Board of Directors recommends a vote against the adoption of this stockholder proposal.

      The Board of Directors has been divided into three classes of directors serving staggered three-year terms with each class being as nearly as possible equal to one-third of the total directors (the “Classified Board”) since the Company became a public company in 1996. The overall purpose of the Classified Board is to assure continuity and stability in the oversight of the Company’s operations.

      Having a Classified Board virtually ensures that a majority of the directors will have had prior experience with and in-depth knowledge of the Company, benefiting the Company and its stockholders by providing solid knowledge of the Company’s business and industry, “institutional memory” with respect to the Company’s strategic planning and operations, and informed oversight of the Company’s policies. These benefits could be jeopardized if the Board of Directors were declassified.

      Additionally, the Board of Directors believes that a Classified Board protects the interests of stockholders by encouraging a potential acquirer to enter into arms-length negotiations with the Board of Directors. A Classified Board would have the bargaining power to negotiate a change-of-control transaction that is in the best interest of all of the stockholders.

      The Board of Directors have considered the stockholder proposal and supporting statement, but do not believe that the classified status of the Board of Directors results in the directors being less accountable to stockholders. A majority of the Classified Board can be replaced over the course of two annual meetings, which would occur within the span of approximately one year. Additionally, the stockholders retain their ability to propose and elect alternative nominees. Under a Classified Board structure, the stockholders have significant power to influence the Board of Directors composition and to express their views regarding Board of Director’s performance.

      For these reasons, the Board of Directors believes that a Classified Board better protects the interests of stockholders.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “AGAINST” the proposal regarding declassification of the Board of Directors.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

      On April 10, 2003, the Audit Committee of the Board of Directors appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent public accountants to audit the financial statements of the Company for the year ended December 31, 2003. The Audit Committee made this decision after evaluating the qualifications, performance and independence of PricewaterhouseCoopers, including considering whether PricewaterhouseCoopers’s quality controls are adequate and whether the performance of permitted non-audit services by PricewaterhouseCoopers is compatible with maintaining its independence. A resolution will be presented at the 2003 Annual Meeting of Stockholders to ratify the appointment of PricewaterhouseCoopers. In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Board of Directors would reconsider such appointment. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at anytime during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders. One or more representatives of PricewaterhouseCoopers are expected to be present at the 2003 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The firm of Deloitte & Touche LLP (“Deloitte & Touche”) served as the independent public accountants for the Company for the year ended December 31, 2002. On April 10, 2003, Deloitte & Touche

and the Company each made the decision, to cease their client-auditor relationship. On that date, Deloitte notified the chairman of the Audit Committee of the Board of Directors that Deloitte & Touche resigned as independent accountants of the Company. On that same date, the Board of Directors and the Audit Committee had met and determined to no longer utilize the audit services of Deloitte & Touche and had approved the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the year ended December 31, 2003.

      Deloitte & Touche has not included, in any report on the Company’s financial statements, an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles with respect to the Company’s financial statements. During the most recent fiscal year of the Company ended December 31, 2002, and the subsequent interim period through April 10, 2003, (i) other than described in the paragraph immediately following this paragraph, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its reports of the Company’s financial statements, and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933).

      The Company had a disagreement with Deloitte & Touche, which was satisfactorily resolved, related to the interpretation of certain provisions of power sales agreements associated with two power plants for which the Company had utilized sale-leaseback transactions. The Company had previously accounted for these sale-leaseback transactions as qualifying for operating lease accounting treatment. Deloitte & Touche concluded that the provisions of the power sales agreements precluded operating lease accounting treatment. The Company recorded adjustments related to these matters in the 2000 and 2001 consolidated financial statements and adjusted the previously announced unaudited financial statements for 2002. The Audit Committee of the Company’s Board of Directors discussed the subject matter of the disagreement with Deloitte & Touche. The Company has authorized Deloitte & Touche to respond fully to the inquiries of PricewaterhouseCoopers concerning the subject matter of the foregoing disagreements.

      During the Company’s two most recent fiscal years, and the subsequent interim period through April 10, 2003, neither the Company nor anyone on the Company’s behalf consulted PricewaterhouseCoopers regarding the application of accounting principles to a specified transaction, either completed or proposed, regarding the type of audit opinion that might be rendered on the Company’s financial statements or regarding disagreements or any reportable events (each as defined in Item 304(a) of Regulation S-K).

      The firm of Arthur Andersen LLP served as the independent public accountants for the Company for the year ended December 31, 2001. In view of developments relating to that firm in late 2001 and early 2002, the Board of Directors, based on the recommendation of the Audit Committee, on March 22, 2002 determined that it was not in the best interest of the Company to reappoint Arthur Andersen LLP for the year ended December 31, 2002. The report of Arthur Andersen LLP on the financial statements of the Company for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the period beginning on January 1, 2001, through March 29, 2002 (the date on which Arthur Andersen LLP ceased to be the Company’s principal independent auditor), there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP would have caused that firm to make reference to the subject matter of the disagreement in connection with its report. Concurrently with the dismissal of Arthur Andersen LLP, the Company appointed Deloitte & Touche as its new independent public accountants for the fiscal year ending December 31, 2002.

      During the period from January 1, 2001, through March 22, 2002, the Company did not consult with Deloitte & Touche regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements nor, as there were no such matters, any matter that was the subject of a disagreement or a reportable event (each as defined in Item 304(a) of Regulation S-K) with respect to Arthur Andersen LLP.

Audit Fees

      Deloitte & Touche’s fees for performing the Company’s audit for the fiscal year ended December 31, 2002 and for performing re-audits for the fiscal years ended December 31, 2000 and December 31, 2001, were approximately $5.2 million, and its fees relating to the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q were approximately $450,000. Additionally, Deloitte & Touche’s fees for performing audits of certain of the Company’s subsidiaries for the fiscal year ended December 31, 2002 were approximately $970,000.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Deloitte & Touche to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate amount of fees billed by Deloitte & Touche for all services rendered during the fiscal year ended December 31, 2002, other than as described above under the heading “Audit Fees,” was approximately $7.6 million of which approximately $6.4 million consisted of tax compliance and tax consulting services.

      The Audit Committee considered whether the provision of the services under the headings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” was compatible with maintaining Deloitte & Touche’s independence.

Recommendation of the Board of Directors

      The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent public accountants for the year ending December 31, 2003.

OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the 2003 Annual Meeting of Stockholders other than those set forth in the Notice of Annual Meeting accompanying this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment. This discretionary authority is granted by the execution of the enclosed form of proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of December 31, 2002 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned(1)

Massachusetts Financial Services Company(2)	26,255,630	6.9%
500 Boylston Street
Boston, MA 02116
Mellon Financial Corporation(3)	24,060,489	6.4%
One Mellon Center
Pittsburgh, PA 15258
Peter Cartwright(4)	10,582,790	2.7%
Ann B. Curtis(5)	810,306	*
Kenneth T. Derr(6)	9,912	*
Jeffrey E. Garten(7)	99,109	*
Gerald Greenwald(8)	12,373	*
Robert D. Kelly(9)	1,250,625	*
E. James Macias(10)	51,297	*
Thomas R. Mason(11)	321,673	*
Susan C. Schwab(12)	97,531	*
George J. Stathakis(13)	284,341	*
Ron A. Walter(14)	581,296	*
John O. Wilson(15)	194,913	*
All executive officers and directors as a group (16 persons)(16)	14,590,429	3.7%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and consists of either or both voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding as of December 31, 2002 was 380,816,132.

(2)	According to the Schedule 13G filed with the Securities and Exchange Commission, Massachusetts Financial Services Company possesses sole voting power over 26,229,690 shares and sole investment power over 26,255,630 shares.

(3)	According to the Form 13G filed with the Securities and Exchange Commission, Mellon Financial Corporation possesses shared voting power over 1,375,284 shares and shared investment power over 390,334 shares.

(4)	Includes options to purchase 9,836,873 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(5)	Includes options to purchase 755,664 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(6)	Includes options to purchase 4,912 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(7)	Includes options to purchase 96,859 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(8)	Includes options to purchase 1,373 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(9)	Includes options to purchase 1,216,682 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(10)	Includes options to purchase 42,119 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(11)	Includes options to purchase 277,637 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(12)	Includes options to purchase 92,531 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(13)	Includes options to purchase 260,341 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(14)	Includes options to purchase 581,296 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(15)	Includes options to purchase 164,913 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

(16)	Includes options to purchase 13,603,454 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2002 or within 60 days thereafter.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      Set forth in the table below is a list of the Company’s executive officers serving as of April 18, 2003 who are not directors, together with certain biographical information.

Other Executive Officers

Name	Age	Position

Robert D. Kelly	45	Executive Vice President and Chief Financial Officer
Thomas R. Mason	59	Executive Vice President
E. James Macias	54	Executive Vice President
Ron A. Walter	53	Executive Vice President — Business Development
Lisa M. Bodensteiner	41	Executive Vice President and General Counsel
Bulent A. Berilgen	54	Executive Vice President
Charles B. Clark, Jr.	55	Senior Vice President and Corporate Controller
Eric N. Pryor	37	Senior Vice President, Deputy Chief Financial Officer and Chief Risk Officer

      Robert D. Kelly has served as Chief Financial Officer and Executive Vice President since March 2002, and as President — Calpine Finance Company since March 2001. Previously, Mr. Kelly served as the Company’s Senior Vice President — Finance from January 1998 to March 2002 and as Vice President, Finance from April 1994 to January 1998. Mr. Kelly’s responsibilities include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as Director — Project Finance for the Company, and from 1991 to 1992, he served as Project Finance Manager. Prior to joining the Company, from 1990 to 1991, he was the Marketing Manager of Westinghouse Credit Corporation. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

      Thomas R. Mason has served as Executive Vice President since August 1999 and Senior Vice President from March 1999 until August 1999. Mr. Mason is responsible for managing the Company’s power plant construction and operations activities. From March 1995 to February 1999, prior to joining the Company, Mr. Mason was President and Chief Operating Officer of CalEnergy Operating Services Inc., a wholly owned subsidiary of MidAmerica Energy Holdings Company. He obtained a Master of Business Administration Degree from the University of Chicago in 1970 and a Bachelor of Science Degree in Electrical Engineering from Purdue University in 1966.

      E. James Macias has served as Executive Vice President since November 2002. He directs and integrates the activities of Calpine Energy Services, Sales and Marketing and WRMS businesses. Mr. Macias served as Executive Vice President and Chief Operating Officer from March 2002 to November 2002 and as Senior Vice President of Calpine’s Power and Industrial Marketing from April 2001 to March 2002. Prior to joining Calpine, Mr. Macias was a Senior Vice President with Pacific Gas & Electric, where he managed the utility’s electricity and gas transmission systems, gas supply program and power generation business from 1997 to 2000. He obtained a Bachelor of Science Degree in Mechanical Engineering from California Polytechnic State University, San Luis Obispo in 1976, and graduated from the Harvard University Graduate School of Business, Program for Management Development in 1998.

      Ron A. Walter has served as the Company’s Executive Vice President — Business Development since March 2003, Senior Vice President — Business Development since January 1998 and Vice President, Geothermal Development from July 1990 to January 1998. Mr. Walter’s responsibilities include all business development activities and corporate and asset portfolio acquisitions. From 1984 to 1990, Mr. Walter served as Manager — Geothermal Projects for the Company. Prior to joining the Company, Mr. Walter served as Director of Sales — Geothermal of Gibbs & Hill, Inc. from 1983 to 1984, and as Senior Engineer of Gibbs & Hill, Inc. from 1982 to 1983. He obtained a Master of Science Degree in Mechanical Engineering from

Oregon State University in 1976 and a Bachelor of Science Degree in Mechanical Engineering from the University of Nebraska in 1971.

      Lisa M. Bodensteiner has served as Executive Vice President and General Counsel since December 2002. She is responsible for all corporate legal and insurance affairs. She also functions as Assistant Secretary for Calpine. Ms. Bodensteiner served as Senior Vice President and General Counsel from March 2001 to December 2002, and from 1999 to 2001 she served as Vice President and General Counsel. Ms. Bodensteiner joined the Company in 1996 as Associate Counsel. Prior to joining the Company, Ms. Bodensteiner was an Associate with Thelen, Reid & Priest from 1994 to 1996. She obtained a Bachelor of Science Degree in Business Administration and Accounting from the University of Nevada in 1985 and a Juris Doctor Degree from Santa Clara University School of Law in 1989.

      Bulent A. Berilgen has served as Executive Vice President since January 2003 and as Senior Vice President — Natural Gas from October 1999 to January 2003. Mr. Berilgen was President and Chief Executive Officer of Sheridan Energy, a public oil and gas company, from June 1997 until October 1999 when it was acquired by the Company. From 1984 until 1997, Mr. Berilgen held several positions with Forest Oil, including Vice President and Chief Technical Officer. Mr. Berilgen attended the University of Oklahoma on a Mobil Oil scholarship, receiving a Bachelor of Science Degree in Petroleum Engineering in 1970 and a Masters of Science Degree in Industrial Engineering/Management Science in 1973.

      Charles B. Clark, Jr. has served as the Company’s Senior Vice President since September 2001, Corporate Controller since May 1999, and as Director of Business Services for the Geysers from February 1999 to April 1999. He has also served as a Vice President of the Company since May 1999 until September 2001, and as a Senior Vice President of the Company since September 2001. Prior to joining the Company, Mr. Clark served as the Chief Financial Officer of Hobbs Group, LLC from March 1998 to November 1998. Mr. Clark also served as Senior Vice President — Finance and Administration of CNF Industries, Inc. from February 1997 to February 1998. He served as Vice President and Chief Financial Officer of Century Contractors West, Inc. from May 1988 to January 1997. Mr. Clark obtained a Master of Business Administration, with a concentration in Finance, from Harvard Graduate School of Business Administration in 1976 and a Bachelor of Science Degree in Mathematics from Duke University in 1969.

      Eric N. Pryor has served as Senior Vice President, Deputy Chief Financial Officer and Corporate Risk Officer since March 2002. He plays a key role in leading the company’s financial operations and in assessing and managing business risk for the Company. From July 1999 to April 2001 he served as Vice President — Finance. From January 1998 to June 1999 he served as Director — Finance. From January 1997 to December 1997 he served as Senior Analyst. Prior to joining the Company Mr. Pryor served as Enterprise Tax Specialist with Arthur Andersen from 1990 to 1995. He obtained a Bachelor of Arts Degree in Economics from the University of California, Davis in 1988 and a Master of Business Administration Degree also from the University of California, Davis in 1990. Mr. Pryor is a certified public accountant.

Summary of Cash and Certain Other Compensation

      The following table provides certain information concerning the compensation for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 2000, 2001 and 2002 by the Company’s chief executive officer and each of the four other most highly-compensated executive officers of the Company in 2002 who were serving as executive officers as of December 31, 2002.

Summary Compensation Table

				Long-Term
				Compensation
	Annual Compensation
				Securities	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Underlying Options(1)	Compensation(2)

Peter Cartwright	2002	$1,000,000	$0	682,884	$66,440
Chairman of the Board,	2001	994,462	0	97,702	37,787
President and Chief	2000	860,078	1,000,000	93,236	8,130
Executive Officer
Ann B. Curtis	2002	475,000	0	127,337	8,000
Executive Vice President,	2001	472,116	0	39,257	5,100
Vice Chairman of the Board	2000	383,655	400,000	92,932	4,800
Robert D. Kelly	2002	470,000	1,000,000	90,660	8,000
Executive Vice President and	2001	425,769	0	33,853	5,100
Chief Financial Officer	2000	321,924	450,000	76,568	4,800
and Corporate Secretary
Thomas R. Mason	2002	475,000	0	131,793	8,000
Executive Vice President	2001	472,115	0	39,975	5,100
	2000	393,271	400,000	93,302	4,800
E. James Macias(3)	2002	418,654	0	47,103	8,000
Executive Vice President	2001	249,231	301,500	14,000	5,100
	2000	133,692	25,000	12,000	4,761

(1)	As described in the Executive Compensation Report, annual bonuses were not paid under the Company’s Management Incentive Program for services rendered in 2002 by the Company’s executives officers. The Company did, however, pay a cash bonus to Mr. Kelly in 2002 in recognition of Mr. Kelly’s exemplary leadership and efforts with respect to the Company’s financing activities.

(2)	In 2002, the Company made a contribution of $8,000 to the Company’s 401(k) plan for the account of each of the named executive officers and paid a premium of $58,440 on special life insurance policies maintained by the Company for the benefit of Mr. Cartwright.

(3)	Mr. Macias began his employment with the Company on May 10, 2000.

Stock Options

      The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 2002 to each of the executive officers named in the Summary Compensation Table above. The table also sets forth hypothetical gains or “option spreads” for the options at the end of their respective 10-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. No stock appreciation rights were granted during the fiscal year ended December 31, 2002.

Option Grants in Last Fiscal Year

	Individual Grants(1)
						Potential Realizable Value at Assumed
	Options		Percentage of Total			Annual Rates of Stock Price Appreciation
	Granted		Options Granted to	Exercise		for Option Term(3)
	(No. of		Employees in	Price per	Expiration
Name	Shares)		Fiscal Year(2)	Share	Date	0%	5%	10%

Peter Cartwright	543,478	(4)	6.0381%	$7.64	2/15/05		$654,486	$1,374,369
Peter Cartwright	36,822	(5)	*	$7.64	2/15/05		$44,343	$93,117
Peter Cartwright	102,584	(6)	1.1436%	$9.955	8/12/09		$628,635	$1,308,390
Ann B. Curtis	92,054	(7)	1.0262%	$7.64	2/15/12		$442,297	$1,120,867
Ann B. Curtis	35,283		*	$7.64	2/15/12		$169,526	$429,613
Robert D. Kelly	4,456	(8)	*	$5.61	1/1/12	$50,000	$97,144	$169,467
Robert D. Kelly	54,264	(7)	*	$7.64	2/15/12		$260,725	$660,729
Robert D. Kelly	31,940		*	$7.64	2/15/12		$153,464	$388,908
Thomas R. Mason	4,456	(8)	*	$5.61	1/1/12	$50,000	$97,144	$169,467
Thomas R. Mason	92,054	(7)	1.0262%	$7.64	2/15/12		$442,297	$1,120,867
Thomas R. Mason	35,283		*	$7.64	2/15/12		$169,526	$429,613
E. James Macias	3,565	(8)	*	$5.61	1/1/12	$40,000	$77,719	$135,582
E. James Macias	24,225	(7)	*	$7.64	2/15/12		$116,395	$294,968
E. James Macias	19,313		*	$7.64	2/15/12		$92,794	$235,159

*	Less than one percent

(1)	Unless otherwise noted herein, the following applies to each option set forth in the table. Each option has a term of 10 years, subject to earlier termination upon the executive officer’s termination of service with the Company. Each option will become exercisable for 25% of the option shares upon the officer’s completion of each additional one year of service measured from the grant date. Each option will immediately become exercisable for all of the option shares (i) upon an acquisition of the Company by merger or asset sale unless the options are assumed by the successor corporation, or (ii) upon retirement of the executive officer at least 12 months after the option grant date, if the executive officer is at least 55 years of age at retirement and if the sum of the executive officer’s age and years of service at retirement is at least 70.

(2)	The Company granted options to purchase 9,000,750 shares of Common Stock during the fiscal year ended December 31, 2002.

(3)	The 5% and 10% assumed annual rates of compound stock price appreciation from the exercise date are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or a projection by the Company of future stock prices. The Column labeled 0% shows the “in-the-money” value at grant date of the options granted with an exercise price below the market price at the date of grant.

(4)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan as part of a Management Incentive Plan bonus for 2001. They have a term of three years subject to earlier termination upon Mr. Cartwright’s termination of service with the Company. The options vested on the date of grant.

(5)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan. They have a term of three years subject to earlier termination upon Mr. Cartwright’s termination of service with the Company. The options vest in equal annual installments over a two-year period following the date of grant.

(6)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan. They each expire on August 12, 2009. One half of these options vested on the date of grant. One quarter of the options vested on August 12, 2002 and the balance will vest on August 12, 2003.

(7)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan as part of a Management Incentive Plan bonus for 2001. They have a term of ten years subject to earlier termination upon the executive officer’s termination of service with the Company. The options vested on the date of grant.

(8)	These options were granted under the Salary Investment Option Grant Program under the 1996 Stock Incentive Plan. They have a term of ten years subject to earlier termination upon the executive officer’s termination of service with the Company. The options vested in equal monthly installments over the twelve calendar months of 2002. For each executive officer participating in the Salary Investment Option Grant Program, the number of shares of Common Stock subject to these options is determined by dividing (i) the portion of annual salary the executive officer elects to apply toward the acquisition of options, which portion may be no more than $50,000, by (ii) 66 2/3% of the fair market value per share of Common Stock on the grant date. Each option has an exercise price per share equal to 33 1/3% of the fair market value per share of Common Stock on the grant date.

Stock Option Exercises and Holdings

      The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2002, and the number of shares subject to exercisable and unexercisable stock options held as of December 31, 2002, by the executive officers named in the Summary Compensation Table above. No stock appreciation rights were exercised by such executive officers during the fiscal year ended December 31, 2002, and no stock appreciation rights were outstanding at the end of that year.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Options		Value of Unexercised
			at December 31, 2002		In-the-Money Options
			(No. of Shares)		at December 31, 2002(2)
	Shares Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter Cartwright	2,460,200	$15,507,407	9,518,462	1,080,624	$11,871,846	$0
Ann B. Curtis	1,587,573	$4,236,119	647,643	175,454	$275,087	$0
Robert D. Kelly	—	—	1,134,297	140,448	$1,543,692	$0
Thomas R. Mason	—	—	249,616	175,454	$0	$0
E. James Macias	—	—	37,290	35,813	$0	$0

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for the shares.

(2)	Based upon the closing selling price ($3.26 per share) of the Common Stock on December 31, 2002, less the option exercise price payable per share.

Employment Agreements, Termination of Employment and Change In Control Arrangements

      The Company has entered into employment agreements with Mr. Cartwright, Ms. Curtis, Mr. Kelly, Mr. Mason and Mr. Macias. Each of the employment agreements expires during 2004 unless earlier terminated or extended. The employment agreements provide for the payment of a base salary, which is subject to periodic adjustment by the Board of Directors, annual bonuses under the Company’s bonus plans and participation in all benefit and equity plans. The employment agreements also provide for other employee benefits such as life insurance and health care, in addition to certain disability and death benefits. Severance benefits, including the acceleration of outstanding options, are also payable upon an involuntary termination or a termination following a change in control of the Company. Severance benefits are not be payable in the event that termination is for cause.

      Under the terms of the 1996 Stock Incentive Plan, should the Company be acquired by merger or asset sale, then all outstanding options held by the chief executive officer and the other executive officers under the 1996 Stock Incentive Plan will automatically accelerate and vest in full, except to the extent those options are to be assumed by the successor corporation. In addition, the Compensation Committee, as plan administrator of the 1996 Stock Incentive Plan, has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock acquired by such individual, in connection with the termination of that individual’s employment following (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company. In addition, certain executive officers have existing employment agreements that provide for the acceleration of their options upon a termination of their employment following certain changes in control or ownership of the Company.

EXECUTIVE COMPENSATION REPORT

      The following Report of the Compensation Committee on Executive Compensation and compensation-related disclosures set forth in the Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

      The Compensation Committee of the Board of Directors comprises three independent directors of the Company and operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee (i) reviews and approves performance criteria, goals and objectives relevant to the compensation of the Chief Executive Officer and other key executive officers, (ii) evaluates the performance of the Chief Executive Officer and other key executive officers in light of pre-established criteria, goals and objectives, (iii) makes compensation determinations including but not limited to salary and annual and long-term incentive awards with respect to the Chief Executive Officer and other key executive officers in light of their performance with reference to such criteria, goals and objectives, (iv) reviews the design, administration, and effectiveness of the Company’s incentive compensation and equity-based plans, and (v) has oversight responsibility for the Company’s employee benefit programs.

Compensation Philosophy and Objectives

      The Company operates in the extremely competitive and rapidly changing power industry. The Compensation Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate, and retain talented executives based on their level of experience and responsibility and the significant contributions they make to the success of the Company. These programs should reward executive officers based on their performance in light of pre-established corporate goals and objectives in a manner consistent with corporate values. These compensation programs should be developed and implemented with reference to the competitive market in which the Company operates. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of companies with which the Company competes for executive talent;

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance relative to pre-established corporate objectives and individual contributions, as well as growth in stockholder value; and

•	Align the financial interests of executive officers with those of stockholders by providing significant long-term, equity-based incentives.

Compensation Components and Process

      The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) annual variable incentive awards under the Annual Management Incentive Plan (the “MIP”) and (iii) long-term, equity-based incentive awards under the 1996 Stock Incentive Plan (the “SIP”).

      The Compensation Committee determines executive officers’ compensation levels with the assistance of an independent consulting firm that furnishes the Compensation Committee with executive compensation data drawn from publicly available information on comparable companies. The independent compensation consulting firm also advises the Compensation Committee on current trends and issues relevant to the compensation of executives. The executive compensation data that is provided to the Compensation Committee is derived from a wide-range of publicly traded companies that, while not necessarily engaged in the power industry, are comparable to the Company on the basis of revenues and asset base.

      The positions of the Company’s Chief Executive Officer and executive officers are compared with those of their counterparts at comparable companies, and the market compensation levels for comparable positions are examined to determine base salary, target incentives, cash compensation, and total remuneration. In addition, comparable companies’ practices concerning long-term incentives, including stock option grants, are reviewed and compared.

      Base Salary. The base salary for each executive officer is determined at levels considered appropriate in light of the compensation received by executive officers with similar responsibilities at comparable companies and in light of the particular executive officer’s experience. The Company’s policy is to target base salary levels that are competitive within the market for executive talent in which the Company competes. Under the Salary Investment Option Grant Program in effect under the SIP, the executive officers of the Company and other highly compensated employees may elect to have between $10,000 and $50,000 of their base salary invested each year in special option grants.

      Annual Variable Incentive Awards. To reinforce the attainment of Company goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Under the MIP, the annual incentive pool for executive officers is determined by the Compensation Committee based on its judgment of the Company’s achievement of the financial performance targets and other corporate goals and objectives established at the beginning of the fiscal year. The MIP requires that certain corporate performance objectives be attained before any incentives are awarded. A target, expressed as a percentage of base salary is set for each executive officer based on targets for comparable positions at comparable companies. Once the pool is funded, the actual incentive payment for each officer is determined based or his or her contribution to the achievement of the corporate goals and objectives consistent with corporate values. In 2002, the Company did not achieve its performance objective with respect to earnings per share. As a result, the Company did not pay bonuses under the MIP program to its executive officers. The Company did however pay a bonus to Mr. Kelly in 2002, as indicated in the Summary Compensation Table, in recognition of Mr. Kelly’s exemplary leadership and efforts with respect to the Company’s financing activities.

      Long-Term, Equity-Based Incentive Awards. The goal of the Company’s long-term, equity-based incentive awards made under the SIP is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets the incentives at a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and total remuneration made to individuals in similar positions with comparable companies. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. The incentive awards under the SIP are generally made in the form of stock option awards with an exercise price equal to the market price of the Common Stock on the day of the grant and with a four-year vesting schedule and ten-year term.

      CEO Compensation. The Company’s Chairman, President and Chief Executive Officer, Peter Cartwright, has an employment agreement with the Company with a term of five years (ending December 31, 2004, unless extended). The base salary rate for Mr. Cartwright in 2002 was $1,000,000. The Board of Directors determined that this base salary was appropriate on the basis of Mr. Cartwright’s extensive industry experience, his level of responsibility and on the salary levels paid to Chief Executive Officers of comparable companies. In setting the compensation payable to Mr. Cartwright, it has been the philosophy of the Compensation Committee to tie a significant percentage of Mr. Cartwright’s total compensation to the Company’s performance and long-term stock price appreciation.

MIP As described above, Mr. Cartwright did not receive a cash bonus under the Company’s MIP program for 2002. In 2001, Mr. Cartwright was entitled to cash bonus award under the MIP in the amount of $1,800,000 based on the Company achieving earnings per share in 2001 in excess of the pre-established target level. In lieu of the cash payment, the Compensation Committee as of February 15, 2002 granted to Mr. Cartwright stock options to purchase 543,478 shares of Common Stock as more fully detailed in the Options Grant in the Last Fiscal Year Table. The stock options have an exercise price of $7.64 per share, a three-year term and were vested immediately upon grant.

Long-Term, Equity-Based Incentive Awards. In 2002, the Compensation Committee approved a grant to Mr. Cartwright under the SIP to purchase 36,822 shares of Common Stock, as more fully detailed in the Options Grant in the Last Fiscal Year Table. The stock options have an exercise price of $7.64 per share (the market price of the Common Stock on the date of the grant), a three-year term and vest in equal annual installments over a two-year period. This term was selected to correspond with the remaining term on Mr. Cartwright’s employment agreement.

The Compensation Committee also approved a grant that was made in March 2002 to purchase 102,584 shares of Common Stock, as more fully detailed in the Options Grant in the Last Fiscal Year Table. These stock options have an exercise price of $9.96 per share (the market price of the Common Stock on the date of the grant). This grant was intended by the Compensation Committee to compensate Mr. Cartwright for a lower than planned grant in 1999. As described in greater detail in the Proxy Statement for the 2000 Annual Meeting of Stockholders, the Compensation Committee approved on August 12, 1999 a grant to Mr. Cartwright of a stock option to purchase 2,777,416 shares (adjusted to reflect two subsequent two-for-one stock splits) of Common Stock. It had been the intention of the Compensation Committee at that time to grant Mr. Cartwright an option to purchase 2,880,000 (as adjusted) shares of Common Stock, but due to earlier option grants made in 1999 the size of the August option grant was limited to 2,777,416 shares. Because the purpose of the March 2002 option grant was to fulfill the Compensation Committee’s original intent with respect to the August 1999 grant, the vesting and term of the March 2002 grant matched the August 1999 grant. Accordingly, the March 2002 stock options expire on August 12, 2009. Also, the option grant was immediately vested with respect to 51,292 shares, vested with respect to an additional 25,646 shares on August 12, 2002 and will vest with respect to the remaining 25,646 shares on August 12, 2003.

The Compensation Committee approved a stock option grant to Mr. Cartwright that was made in January 2003 under the SIP to purchase 1,000,000 shares of Common Stock. The stock options have an exercise price of $3.98 per share (the market price of the Common Stock on the date of the grant), a ten-year term, and vest in equal annual installments over a four-year period.

The 1999 option grant referred to above, as more fully detailed in the Proxy Statement for the 2000 Annual Meeting of Stockholders, was at the time envisioned by the Compensation Committee to be a special grant to Mr. Cartwright in consideration for Mr. Cartwright’s agreement to forgo for the remainder of the term of his employment agreement which expires in 2003, the right to receive regular option grants that he otherwise would be entitled to receive by reason of his right under his employment agreement to participate in the equity programs of the Company. Notwithstanding this agreement, the Compensation Committee, on its own initiative, has determined to make the additional stock option grants to Mr. Cartwright during this period in view of leadership and performance during an extraordinarily challenging period in the Company’s history. Moreover, the actual compensation practices of comparable companies with which the Company competes for executive talent have resulted in larger grants to comparable executives than were expected when the special grant was made in 1999. In addition to the option grants in 2002, as described above, Mr. Cartwright was granted by the Compensation Committee stock options to purchase 88,764 shares of Common Stock in 2000 (with an exercise price of $19.455 per share) and stock options to purchase 95,906 shares of Common Stock in 2001 (with a weighted average exercise price of $46.08 per share).

      Compliance with Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, the Company is not permitted to deduct for federal income tax purposes any compensation in excess of $1,000,000 paid to its Chief Executive Officer or to any of its four other most highly compensated executive officers, unless the compensation qualifies as performance-based compensation within the meaning of Section 162(m). In 2002, none of the compensation paid to the executive officers named in the Summary Compensation Table was nondeductible by reason of Section 162(m), except $470,000 paid to Mr. Kelly as part of his bonus. In order to maintain its current flexibility to adjust annual incentive payments to reflect business and individual performance, the Compensation Committee does not presently intend to amend the MIP to meet the requirements for exemption from the deduction limit. The Compensation Committee will continue to monitor the effect of the deduction limit on the Company’s net compensation costs, and will take appropriate action to address the limit if it is warranted.

      Submitted on behalf of the Compensation Committee of the Board of Directors.

Compensation Committee:

Jeffrey E. Garten (Chair)
Gerald Greenwald
Susan C. Schwab

AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

      The Audit Committee of the Board of Directors is primarily responsible for assisting the Board of Directors in carrying out its duties as they relate to the Company’s accounting policies, and its internal control and financial reporting practices. The Audit Committee was established in 1996 following the Company’s initial public offering. The Audit Committee serves under a charter adopted by the Board of Directors that specifies the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is attached as Appendix I to this Proxy Statement. The Audit Committee is comprised entirely of outside directors, each of whom is independent as defined by the rules of the New York Stock Exchange.

      As provided in the Audit Committee Charter, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the fiscal year ended December 31, 2002, the Audit Committee met ten times. The Audit Committee chairman, as representative of the Audit Committee, periodically discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer, its corporate controller and its independent auditors prior to public release.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

      The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which has been filed with the Securities and Exchange Commission.

      Submitted on behalf of the Audit Committee of the Board of Directors.

Audit Committee:

John O. Wilson (Chair)
Kenneth T. Derr
Jeffrey E. Garten

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In June 1999, the Company made an interest-free, five-year loan to Thomas R. Mason, Executive Vice President of the Company, in a principal amount of $500,000, secured by a deed of trust on Mr. Mason’s residence. The loan was made to assist Mr. Mason on purchasing a new residence in connection with his relocation to a new principal place of work upon his beginning his employment with the Company. The entire balance of this loan is currently outstanding.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all reports that they file under Section 16(a).

      Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any executive officer, director or greater than 10% beneficial owners during the year ended December 31, 2002.

STOCK PERFORMANCE GRAPH

      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

      On September 20, 1996, the Company issued Common Stock in its initial public offering. The Common Stock trades on the New York Stock Exchange under the symbol “CPN.” The following graph compares for the period of December 31, 1997 through December 31, 2002, the total return on the Common Stock with the cumulative weighted average total return assuming reinvestment of dividends of (i) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (ii) an index of comparable peer issuers (the “New Peer Group”) consisting of AES Corp. Dynegy, Inc., Mirant Corp. and Reliant Resources Inc. and (iii) an index of the comparable peer issuers (the “Former Peer Group” and, together with the New Peer Group, the “Peer Groups”) consisting of AES Corp. and Dynegy Inc. comprising the peer group as described in the Company’s Proxy Statement for the 2002 Annual Meeting of Stockholders. The Company has determined that Mirant Corp. and Reliant Resources Inc. should be included in the group of comparable peer issuers this year in light of their public offerings of common stock in 2000 and 2001, respectively. In accordance with the rules of the Commission the returns are indexed to a value of $100 at December 31, 1996 and the returns of each company in each Peer Group has been weighted according to its market capitalization as of the beginning of the period.

COMPARISON OF CUMULATIVE TOTAL EARNINGS

1997-2002 MEASUREMENT PERIOD

	1997	1998	1999	2000	2001	2002

CALPINE CORP	$100.00	$169.75	$860.57	$2,423.73	$903.06	$175.34

S&P 500	$100.00	$128.58	$155.64	$141.47	$124.66	$97.11

NEW PEER GROUP ONLY	$100.00	$92.08	$155.06	$238.63	$97.01	$12.42

OLD PEER GROUP ONLY	$100.00	$92.08	$155.06	$243.28	$135.32	$61.78

ANNUAL REPORT

      The Company’s 2002 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement and does not form a part of the proxy solicitation material.

      Under Securities and Exchange Commission rules brokers and banks that hold stock for the account of their customers are permitted to deliver a single annual report and proxy statement (as well as other shareholder communications from the issuer) to two or more stockholders who share the same address. If you and other residents at your mailing address own Common Stock through a broker or bank, you may have received only a single copy of this Proxy Statement and the 2002 Annual Report to Stockholders. Upon written or oral request to the Senior Vice President-Investor Relations of the Company, 50 West San Fernando Street, San Jose, California 95113, (408) 995-5115, the Company will delivery promptly a separate copy of the Proxy Statement and the 2002 Annual Report to Stockholders to any stockholder at a shared address to which a single copy of this Proxy Statement and the 2002 Annual Report to Stockholders was delivered.

      By written or oral request to the same address or phone number, a stockholder may notify the Company that the stockholder wishes to receive a separate Annual Report or Proxy Statement in the future. Your notice should include the name of your brokerage firm or bank and your account number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of the Proxy Statement and Annual Report at your address and would like to receive only one copy for your household, please contact your broker or bank.

      It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Peter Cartwright
Chairman of the Board, President and
Chief Executive Officer

April 18, 2003

San Jose, California

Appendix I

CALPINE CORPORATION

AUDIT COMMITTEE CHARTER

December 5, 2002

      This Audit Committee Charter has been adopted by the Board of Directors (the “Board”) of Calpine Corporation (the “Corporation”) prior to the adoption of revised corporate governance standards by The New York Stock Exchange, Inc. (the “NYSE”) and prior to the adoption by the Securities and Exchange Commission (the “SEC”) of regulations affecting corporate governance and other matters as required by the Sarbanes-Oxley Act of 2002. Subsequent action by the NYSE or the SEC in respect of these pending initiatives could affect this Charter, and the Board intends to amend this Charter from time to time as is necessary or appropriate, in the judgment of the Board.

I. Membership

      There shall be a committee of the Board to be known as the Audit Committee (“the Committee”). The Committee shall be comprised of at least three members, each of whom shall be a member of the Board. The members of the Committee shall be elected by the Board for a term of one year or, if any such member shall be elected to fill the remaining term of a prior member, until the expiration of such term. At least one member of the Committee shall be a “financial expert”, as defined by SEC regulations. Each such director shall:

•	Qualify as an “independent director” as defined by the rules of the NYSE and by Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the regulations of the SEC promulgated thereunder; and

•	Be financially literate, as interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time following his or her appointment.

      The Board shall have sole authority to appoint and remove members of the Committee. Any such appointment shall be based upon the recommendation of the Nominating and Governance Committee of the Board. A chairperson of the Committee shall be designated by the Board from among the members of the Committee.

II. Purpose

      The Committee shall provide assistance to the Board in fulfilling the Directors’ fiduciary responsibilities relating to:

•	The integrity of the Corporation’s financial statements;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The qualifications, independence and performance of the Corporation’s independent auditors; and

•	The performance of the Corporation’s internal audit function.

      All actions taken by the Committee shall be in its capacity as a committee of the Board, and no member of the Committee shall be deemed to have assumed any liability beyond that of a member of the Board by virtue of becoming a member of the Committee. The Committee shall seek to maintain free and open communication among directors, independent auditors, internal auditors and management of the Corporation in carrying out its responsibilities pursuant to this Charter.

III. Authority and Responsibilities

      The Committee may form, and delegate authority to, one or more subcommittees consisting of one or more members of the Committee when appropriate and as otherwise permitted by the By-laws of the

Corporation as in effect at the time of such formation and/or delegation, including the authority to grant preapprovals of audit and permitted non-audit services as described below, provided that decisions of any such subcommittee to grant preapprovals shall be presented to the full Committee at its next meeting.

      In carrying out its responsibilities under this Charter, the Committee shall:

A. Be solely responsible for the appointment (subject, if applicable, to shareholder ratification), termination, compensation, and oversight of the work of the independent auditors undertaken in connection with preparing or issuing an audit report or related services, including resolution of disagreements between management of the Corporation and the independent auditors with respect thereto. The independent auditors shall report directly to the Committee. Funding for the compensation of the independent auditors, as determined by the Committee, shall be provided by the Corporation.

B. Preapprove all audit and permitted non-audit services to be provided by the independent auditors (including the fees and other terms thereof), subject to the de minimus exceptions for non-audit services provided by Section 10A(i)(1)(B) of the Exchange Act, which services shall be subsequently approved by the Committee prior to the completion of the audit. Funding for the compensation of the auditors in respect of all preapproved services, as determined by the Committee, shall be provided by the Corporation. The Committee shall not engage the independent auditors to perform any of the specific non-audit services proscribed by law or regulation.

C. Receive reports not less frequently than annually from the independent auditors regarding:

•	The critical accounting policies and estimates and other significant accounting practices of the Company;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, identifying in each instance the ramifications of the use of each such alternative disclosure and the treatment preferred by the independent auditors; and

•	All material written communication between the independent auditors and management of the Corporation (including writings transmitted by email), such as any management letter or schedule of unadjusted differences.

D. Review quarterly with the independent auditors and appropriate members of management of the Corporation the adequacy and effectiveness of the internal controls and procedures for financial reporting and disclosure controls and procedures of the Corporation as required by relevant laws and regulations, as well as proposed disclosures and certifications with respect thereto.

E. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the independent auditors quality controls are adequate and whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence under relevant laws and regulations as well as applicable accounting literature. The committee shall, not less frequently than annually, present its conclusions with respect to the independent auditors to the Board.

F. Review and discuss the interim financial statements, the Management’s Discussion and Analysis section and other disclosure with management of the Corporation and the independent auditors prior to the filing by the Corporation of any Quarterly Report on Form 10-Q. Further, the Committee shall discuss with the independent auditors the results of their quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

G. Review and discuss the audited financial statements, the Management’s Discussion and Analysis section and other disclosure with management of the Corporation and the independent auditors prior to the filing by the Company of any Annual Report on Form 10-K, including in the review with the independent auditors a discussion of their judgment about the quality and acceptability of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Further, the Committee shall discuss with the independent auditor (i) the results of the annual audit, (ii) any audit problems or difficulties encountered in the course of performing the annual audit and management’s response thereto, and (iii) any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

H. Recommend to the Board whether to include the audited financial statements and Management’s Discussion and Analysis in the Corporation’s Annual Report on Form 10-K.

      In addition, the Committee shall take the following actions from time to time or as otherwise specified below, in each case to the extent the Committee deems necessary or appropriate in its sole discretion in carrying out its responsibilities under this Charter:

A. Review on an annual basis a report by the independent auditors describing the Corporation’s internal controls and procedures for financial reporting and any material issues raised by the most recent such review.

B. Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be used, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

C. Review and evaluate the performance of the lead partner of the independent auditor team.

D. Discuss with management of the Corporation the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including a discussion of the Corporation’s risk assessment and risk management policies.

E. Ensure the rotation of the lead partner of the independent auditor team and the audit partner responsible for reviewing the audit as required by laws or regulations.

F. Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditors who have participated in any capacity in a prior audit of the Corporation.

G. Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act (relating to discovery by the independent auditors in the course of its audit or related work for the Corporation of any illegal act) has not been implicated.

H. Discuss with management of the Corporation and the independent auditors the effect on the Corporation’s financial statements and related disclosures of:

•	Proposed regulatory and accounting measures that could affect the Corporation; and

•	Off-balance sheet structures utilized by the Corporation.

I. Review the internal audit function of the Corporation, including the performance of the senior internal auditing executive, the scope of responsibilities of the internal audit department and the staffing and budget of the internal audit department.

J. Review summaries of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

K. Review with management of the Corporation the policies and practices of the Corporation concerning, and the general content of, earnings press releases and financial information and guidance, if any, provided or to be provided by the Corporation to analysts and rating agencies.

L. Review adherence to the Corporation’s Code Of Ethics for Senior Executives.

M. Retain independent legal, accounting or other advisors, all to be funded by the Corporation.

N. Investigate any matter brought to the Committee’s attention within the scope of its duties.

O. Establish procedures for the receipt, retention, and treatment of confidential complaints or other submissions received by the Corporation regarding accounting, internal controls and procedures for financial reporting, disclosure controls and procedures, or other auditing matters.

P. Review and reassess the adequacy of this Charter at least on an annual basis, and present any proposed amendments or revisions of this Charter deemed by the Committee to be necessary or appropriate to the Board for approval.

IV. Meetings

      The Committee shall meet no less frequently than quarterly. In addition, or as part of its regularly scheduled meetings, the Committee shall meet with representatives of the Corporation’s management and representatives of the independent auditors. As part of the Committee’s responsibility to foster open communication in fulfilling its responsibilities under this Charter, the Committee should meet at least annually with management of the Corporation, the director of internal audit, and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. The Committee shall make regular reports to the Board.

V. Minutes

      Minutes shall be kept of each meeting of the Committee and shall be provided to each member of the Board as promptly as practicable.

VI. Annual Performance Evaluation

      The Committee shall annually review its own performance, and shall provide a report of such review to the Board.

VII. Limitation of Committee’s Role

      It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are in accordance with generally accepted accounting principles or that the Corporation’s disclosures are accurate in all material respects. These are the responsibilities of management of the Corporation and the independent auditors. In addition, it is the responsibility of the Board to determine whether to include audited financial statements and related disclosure regarding the Corporation in the related Annual Report on Form 10-K of the Corporation. Nothing contained in this Charter shall be read to directly or indirectly impose any such responsibility upon the Committee.

CALPINE CORPORATION
50 WEST SAN FERNANDO STREET
SAN JOSE, CA 95113

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12- digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
 Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Calpine Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CLPNC1      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALPINE CORPORATION

     Vote On Directors

1.	To elect three Class I Directors to the Board of Directors, each for a term of three years: 01) Jeffrey E. Garten 02) George J. Stathakis 03) John O. Wilson	For All ☐	Withhold All ☐	For All Except ☐

To withhold authority to vote, mark “For All Except”
and write the nominee’s number on the line below.

Vote On Proposals		For	Against	Abstain

2.	To act upon a proposal regarding the Company’s stockholder rights plan;	☐	☐	☐

3.	To act upon a proposal regarding the classified status of the Company’s Board of Directors;	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2003; and	☐	☐	☐

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

For comments, please check this box and write them on the back where indicated	☐

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, Administrators, etc., should include title and authority.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

From San Francisco Bay Area/San Jose
 Follow Hwy 101 south to I-880, which becomes Hwy 17 south over the Santa Cruz Mountains. Exit Hwy 1 South (Watsonville/Monterey) from Hwy 17 and continue 9 miles south to the San Andreas/Larkin Valley Road exit. Turn right off the exit and follow San Andreas west to Seascape Blvd. Turn right on Seascape Blvd. and continue until it ends at Seascape Resort Drive. Lobby is to the left.

From Monterey Bay
 Follow Hwy 1 north towards Santa Cruz. Exit Hwy 1 at the San Andreas/ Larkin Valley Road exit. Turn right off the exit and follow San Andreas west to Seascape Blvd. Turn right on Seascape Blvd and continue until it ends at Seascape Resort Drive. Lobby is to the left.

ADMISSION TICKET
2003 Annual Meeting of Shareholders
May 28, 2003 at 10:00 a.m.
Seascape Resort, One Seascape Boulevard, Aptos, California

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If your shares are held in the name of the broker, trustee, bank or other nominee, you must bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     The undersigned appoints Peter Cartwright and Ann B. Curtis, and each of them, proxies with full power of substitution, to vote all the shares of common stock of Calpine Corporation that the undersigned may be entitled to vote at the 2002 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), to be held at Seascape Resort, located at One Seascape Boulevard, Aptos, California 95003, at 10:00 a.m., Pacific Daylight Time, on May 28, 2003, for the purpose of considering and voting upon the matters stated on the reverse side.

Comments:

(If you noted any comments above, please check the corresponding box on the reverse side.)